Exhibit 23

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

O’Charley’s Inc.:

We consent to the incorporation by reference in the registration statements No. 333-159265,  No. 333-151107, No. 33-51316, No. 33-51258, No. 33-83172, No. 33-69934, No. 333-63495, No. 333-59484, No. 333-126221 and No. 333-129783 on Form S-8 of O'Charley's Inc. of our reports dated March 12, 2010, with respect to the consolidated balance sheets of O'Charley's Inc. and subsidiaries as of December 27, 2009 and December 28, 2008, and the related consolidated statements of operations, shareholders' equity and comprehensive (loss) income and cash flows for each of the fiscal years in the three-year period ended December 27, 2009 and the related financial statement schedule, and the internal control over financial reporting as of December 27, 2009, which reports appear in the 2009 annual report on Form 10-K of O'Charley's Inc.

/s/ KPMG  LLP

Nashville, Tennessee

March 12, 2010